UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Mastercard Incorporated
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By now you have received our Proxy Statement in connection with our upcoming 2021 Annual Meeting of Stockholders. We ask for your support of our Board’s recommendations on all of the proposals included in our Proxy Statement. In particular, the Board recommends that you vote in favor of Proposal 2 – the annual advisory vote on the compensation paid to our Named Officers (the “Executive Compensation Proposal”).

Institutional Shareholder Services, Inc. (“ISS”) has recommended that stockholders oppose our Executive Compensation Proposal. ISS expressed concerns with the adjustments we made to our 2020 Annual Incentive program and our 2018 Performance Stock Unit (“PSU”) program in light of the impact of the COVID-19 pandemic.

COVID-19 impact on business and incentive program

Pay-for-performance is a fundamental principle underlying our executive compensation program. COVID-19 created unprecedented circumstances which rendered our pre-established performance goals obsolete based on business factors outside of management’s control - namely, the decrease in Personal Consumption Expenditure (PCE) and cross-border travel due to the pandemic.

Due to the extraordinary circumstances related to COVID-19, and the challenges our employees met and the strong results they delivered, our Board’s Human Resources & Compensation Committee (the “HRCC”) gave significant attention to considering and deliberating over what, if any, actions should be taken to address the impact of COVID-19 on our compensation programs. Those efforts took the form of several meetings and contemplation of methodologies to address the alignment of pay and performance in a unique environment. In particular, the HRCC determined that, in considering the application of discretion to modify incentive payouts, it would adhere to certain key principles:

•Preserve alignment with Total Stockholder Return ("TSR")
•Fairly compensate employees for what is within their control, while mitigating the impact from COVID-19
•Engage and retain talent during the crisis and our executive transition amid a competitive market for talent
•Ensure Mastercard can continue to motivate its employees and promote morale and cohesion during a critical period of significant change
•Utilize a consistent and robust methodology across both annual incentive awards and PSUs based on empirical external data to adjust performance goals for the impact of COVID-19, and
•Communicate internally and externally with full transparency and contemporaneously with decisions being made.

The HRCC determined adjustments to our 2020 Annual Incentive program and our 2018 PSU program were appropriate, especially in light of the company’s strong TSR.

As of December 31, 2020:

•One-year TSR was 20%, which was at the 68th percentile of the S&P 500
•Three-year TSR was 140% (34% annualized), which was at the 94th percentile of the S&P 500.

Assumes a $100 investment in our Class A common stock and both of the indices and the reinvestment of dividends.
Mastercard's Class B common stock is not publicly traded or listed on any exchange or dealer quotation system.

Adjustments and rationale

In light of these circumstances, the HRCC adjusted our 2020 Annual Incentive program and the 2018 PSU program (that had a 3-year performance period ending in December 2020). Specifically, the adjustments were intended to:

•mitigate the effects of the pandemic that were beyond employee control - particularly the decrease in PCE and cross-border travel (resulting in decreased spending volume) due to the pandemic - while ensuring that compensation appropriately reflects operating performance
•preserve alignment of compensation with long-term stockholder returns, and
•ensure continued robust employee engagement during both an executive transition and an unprecedented pandemic.

Rigorous analytical approach

As more fully described in our Proxy Statement, the HRCC conducted a rigorous analysis using data from independent third-parties (Oxford Economics and IATA) examining financial metrics impacted by the pandemic. Based on that analysis, the HRCC approved the following approach:

•Financial targets were modified to exclude:

◦the financial impact of the decrease in PCE (for annual incentive awards) and the decrease in cross-border travel due to the pandemic (per independent third-party data providers), and
◦certain pandemic-related expense savings (such as T&E savings) from which employees would have otherwise benefited under the programs

•Payouts were determined formulaically after making the adjustments, and were capped at 100% of target. Without the cap, payouts would have exceeded target at 193% for the PSUs and 110% for annual incentive awards.

An unprecedented year

COVID-19 created unprecedented circumstances, and our employees rose to the challenge. They delivered strong results while managing the pandemic. Our TSR remained strong as well. The HRCC believed these factors warranted a holistic adjustment to reflect our employees’ tremendous efforts.

The adjustments we made to our compensation program were only one part of the extraordinary actions we took to retain, protect and engage our most important asset – our employees. By taking care of our people while focusing on stockholder value, we made it possible for them to help our customers, merchants, small business owners, governments, and consumers.

Please vote FOR Proposal 2 – our Executive Compensation Proposal.